Exhibit 99.1

             FARO Technologies Reports Second Quarter 2003 Results

                     Sales Hit $16.2 Million -- a Record;
                        Gross Margin Improves to 61.9%

    LAKE MARY, Fla., Aug. 5 /PRNewswire-FirstCall/ -- FARO Technologies, Inc. (Nasdaq: FARO) today reported its fourth consecutive profitable quarter, fueled by increases in sales and gross margin.

    (Photo:  http://www.newscom.com/cgi-bin/prnh/20000522/FLM035LOGO )

    Net income was $1.6 million, or 12 cents per diluted share, in the quarter that ended June 28, 2003, compared to a net loss of $2.0 million, or a net loss of 17 cents per diluted share in the year-ago quarter, which ended June 30, 2002.

    Sales for the quarter were $16.2 million, a Company record for any quarter and a 57.3% increase from $10.3 million in the second quarter of 2002. Sales increased primarily from higher laser tracker unit sales and from price increases on the laser tracker and FaroArm products in January 2003. The Company reported new order bookings of approximately $16.2 million during the quarter compared with approximately $13.3 million in the first quarter of 2003, and approximately $11.5 million in the year-ago quarter.

    Gross margin was 61.9% for the second quarter of 2003 compared to 49.5% in the second quarter of 2002, and 56.0% in the first quarter of 2003. Gross margin improved on a year over year and sequential quarter basis primarily as a result of improved production and service efficiencies, and increased selling prices.

    Selling, general and administrative ("SG&A") expenses were $6.8 million in the second quarter of 2003, an increase of $1.2 million, or 21.4% from $5.6 million in the year-ago quarter. As a percentage of sales, SG&A expenses were 42.0% in the second quarter of 2003 compared to 54.4% in the year ago quarter. On a sequential basis, SG&A expenses as a percentage of sales in the second quarter of 2003 increased slightly from 41.4% in the first quarter of 2003.

    Income from operations increased $3.8 million, from a loss of $2.2 million in the second quarter of 2002 to income of $1.6 million in the second quarter of 2003. This increase was primarily a result of an increase in gross profit of $5.0 million, offset by the $1.2 million increase in SG&A expenses noted above.

    The Company also said that as a result of its recently announced planned expansion into China, it would report regional sales under three new geographic groupings: the Americas (North and South America), Europe (Europe and Africa), and Asia Pacific. This reporting format corresponds to the Company's regional management assignments. In the second quarter of 2003 sales in the Americas grew 52.8% to $8.1 million compared to $5.3 million in the second quarter of 2002. Sales in Europe increased 81.6% in the second quarter of 2003 to $6.9 million, compared to $3.8 million in the year ago quarter. Sales in Asia Pacific in the second quarter increased 8.3% to $1.3 million, from $1.2 million in 2002. For the six months ended June 28, 2003 sales in the Americas, Europe and Asia Pacific increased 44.3%, 78.0% and 33.8% respectively.

    "Despite the sluggish economies in most of our major markets, our new order rate was the strongest in Company history, said Simon Raab, President and CEO. Sales in Europe are especially strong year-to-date. As I had suggested last quarter, gross margin improved significantly in the second quarter, exceeding our traditional 60% level. I expect gross margins to settle back within the 58-59% range for the rest of the year, and overall I expect to leverage our existing cost structure for a record year in 2003, and next year."

    The Company also announced that it filed on July 9, 2003, a demand for arbitration with the American Arbitration Association in connection with the acquisition of SpatialMetriX Corporation (SMX). The Company acquired SMX, a leading manufacturer and supplier of laser trackers, metrology software and contract inspection services, in January 2002, in exchange for 850,000 shares of FARO common stock to be delivered to SMX's creditors and former stockholders and the assumption or satisfaction of SMX's debt.

    The Company is seeking indemnification for various breaches of the representations and warranties in connection with the acquisition. To satisfy the indemnity obligations, the Company previously asserted its right to set off 422,956 shares of FARO common stock that have not been delivered to the former SMX stockholders. However, all of 850,000 shares that were to be issued in connection with the SMX acquisition are considered issued and outstanding shares and are taken into account when computing earnings per share. The representative of the former SMX shareholders has denied any obligation to indemnify the Company and has filed counterclaims against the Company relating to the remaining shares of FARO common stock that have not been delivered to the former SMX shareholders.

    Outlook For 2003 and 2004.

    "We are issuing guidance this quarter to help investors better understand our expectations for the remainder of 2003 and 2004," continued Raab. "In the past I have said that we would modify our approach over time as required, to meet our medium and long term objectives in each market and product sector. This philosophy has allowed us to meet the five-year objectives set at the time of our IPO in 1997. We will continue to employ this philosophy going forward, which may, when combined with unpredictable market and political conditions, negatively impact our short term results as compared to those projections outlined below," Raab concluded.

    We are anticipating sales for the third quarter of 2003 to be $16-$17 million and net income to be $1.0-$1.1 million, or $0.08-$0.09 per diluted share. We expect earnings per share in the third quarter to be lower than the second quarter of 2003 primarily from a reduced gross margin of 58-59%. Gross margin is expected to be somewhat lower in the third and fourth quarters as we ramp up production in our new Swiss manufacturing plant. In addition selling expenses are expected to be slightly higher due to start-up expenses related to our new sales office in China. Based on our historical proportion of fourth quarter sales of 25-30% of total annual sales, we expect fourth quarter sales to be $17-$18 million, and total sales in 2003 to be $63-$65 million.

    Based on our historical growth rate, and the recent positive trends in our business, for calendar 2004 we expect sales to grow by 15-20%. We anticipate that a portion of growth in 2004 will be from the new FARO Gage product, which we are introducing in 2003, and increased sales of our existing product line. Based on our current cost structure, and expected continued improvements in our business model, we expect the 15-20% increase in sales to result in a 30-50% increase in net income in 2004.

    A conference call reviewing the second quarter 2003 results will be held Wednesday, August 6, 2003 beginning at 11:00 AM (Eastern)/ 8:00 AM (Pacific). To participate please dial 800-903-0247 five minutes prior to start time. International callers should dial 785-832-2041. The Conference ID is "FARO". A recording of the call will be available until October 29, 2003 by dialing 800-839-9815. International callers should dial 402-220-2190. No access code is needed for the replay. The call will be simultaneously broadcast over the Internet at:

    http://www.firstcallevents.com/service/ajwz386238830gf12.html

    The call will be archived at the Company's website at http://www.faro.com.

    Financial Tables Follow

    This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties, such as statements about our plans, objectives, projections, expectations, assumptions, strategies, or future events. Statements that are not historical facts or that describe the Company's plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as "may," "believes," "anticipates," "expects," "intends," "plans," "seeks," "estimates," "will," "should," "could," and similar expressions are intended to identify forward-looking statements. Other written or oral statements, which constitute forward-looking statements, also may be made by the Company from time to time. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

    Factors that could cause actual results to differ materially from what is expressed or forecasted in forward-looking statements include, but are not limited to:

    * The potential loss of material customers,

    * The failure to properly manage growth and successfully integrate acquired businesses,

    * inability of the Company's products to attain broad market acceptance,

    * inability of the Company to maintain historical sales growth rates,

    * inability of the Company to maintain or reduce operating expenses or maintain its historical gross margin,

    * inability of the Company to ramp up production in Europe or complete the opening of its sales office in China in 2003,

    * foreign exchange rate fluctuations,

    * risks associated with establishing manufacturing operations outside of the U.S. and increased sales occurring outside of the U.S., such as difficulties in staffing and managing facilities located outside of the U.S., political and economic instability, potentially adverse tax consequences, the burden of complying with complex foreign laws and treaties, and trade protection laws.

    * the impact of competitive products and pricing,

    * fluctuations in quarterly operating results as a result of factors such as the size, timing and recognition of revenue from significant orders, increases in operating expenses required for product development and sales and marketing, the timing and market acceptance of new products and product enhancements; customer order deferrals in anticipation of new products and product enhancements; the Company's success in expanding its sales and marketing programs, and general economic conditions,

    * increased length of the Company's sales cycle,

    * uncertainties in patent enforcement or the protection of other proprietary rights,

    * dependence on Simon Raab and Gregory A. Fraser and other key personnel, the cyclical nature of the Company's business and the industries of the Company's customers,

    * the financial condition of the Company's customers,

    * the other risks detailed in the Company's Annual Report on Form 10-K and other filings from time to time with the Securities and Exchange Commission.

    Forward-looking statements in this release represent the Company's judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

                     FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
                             SUMMARY FINANCIAL TABLE
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                               Three Months Ended         Six Months Ended
                              June 28      June 30      June 28      June 30
                               2003         2002         2003         2002

    SALES                  $16,243,469  $10,309,596  $29,647,734  $19,031,207

    COST OF SALES            6,183,034    5,207,726   12,082,614    9,036,359

    Gross profit            10,060,435    5,101,870   17,565,120    9,994,848

    OPERATING EXPENSES:
      Selling                4,484,859    3,415,740    8,272,298    6,642,663
      General and
       administrative        2,297,315    2,169,447    4,047,880    3,727,128
      Depreciation and
       amortization            538,991      621,027    1,127,645    1,282,386
      Research and
       development           1,066,155    1,149,625    1,943,623    2,372,431
      Employee stock
       options                 108,290      (11,375)     149,738        2,022

    Total operating
     expenses                8,495,610    7,344,464   15,541,184   14,026,630

    INCOME (LOSS) FROM
     OPERATIONS              1,564,824   (2,242,594)   2,023,936   (4,031,782)
    OTHER INCOME
     (EXPENSES)
       Interest income          33,489       35,723       36,154      241,451
       Other income
       (expense), net          218,730      199,915      334,470      171,529
       Interest expense        (18,661)      (1,981)     (34,558)      (3,097)

    NET INCOME BEFORE
     INCOME TAX              1,798,382   (2,008,937)   2,360,002   (3,621,899)
    INCOME TAX EXPENSE         240,334       (2,801)     312,589       37,000

    NET INCOME (LOSS)       $1,558,049  $(2,006,136)  $2,047,413  $(3,658,899)

    NET INCOME (LOSS) PER
     SHARE - BASIC               $0.13       $(0.17)       $0.17       $(0.31)

    Weighted average
     shares - Basic         11,936,466   11,885,252   11,932,804   11,809,697

    NET INCOME (LOSS) PER
     SHARE - DILUTED             $0.12       $(0.17)       $0.16       $(0.31)

    Weighted average
     shares - Diluted       12,721,397   11,885,252   12,717,735   11,809,697


    SELECTED CONSOLIDATED BALANCE SHEET DATA
                   (UNAUDITED)

                          June 28, 2003

    Cash and investments    $5,154,525
    Current assets         $32,063,820
    Total assets           $47,061,611
    Current liabilities    $11,234,879
    Long-term debt             $35,645
    Total liabilities      $12,266,893
    Total shareholders'
     equity                 34,794,718
    Total liabilities and
     shareholders' equity  $47,061,611


SOURCE  FARO Technologies, Inc.
    -0-                             08/05/2003
    /CONTACT:  Greg Fraser, Executive Vice President & CFO, FARO,
+1-407-333-9911, or Vic Allgeier, The TTC Group, +1-212-227-0997, for FARO/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20000522/FLM035LOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, 888-776-6555 or 212-782-2840/
    /Web site:  http://www.faro.com/
    /Audio: http://www.firstcallevents.com/service/ajwz386238830gf12.html/
    (FARO)

CO:  FARO Technologies, Inc.
ST:  Florida
IN:  AUT MAC STW
SU:  ERN ERP CCA